Exhibit 99.1

AMENDED AND RESTATED RIGHT OF FIRST REFUSAL

THIS AMENDED AND RESTATED RIGHT OF FIRST REFUSAL (the “Agreement”) is made as of this February 14, 2022, by and among Tectonic Financial, Inc., a Texas corporation (the “Company”), and the individuals listed on Schedule A hereto (the “Holders”).

RECITALS

WHEREAS, each Holder is the beneficial owner of the number of shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), or of options to purchase Common Stock, set forth opposite the name of such Holder on Schedule A;

WHEREAS, the Company desires to provide continuity with respect to the ownership of its Common Stock and to provide that its Common Stock is not owned in significant quantities by parties against which it may compete or whom are not considered by the board of directors of the Company to be long-term investors;

WHEREAS, the Company and the Holders executed the original Right of First Refusal on February 7, 2020 (the “Original Agreement”);

WHEREAS, the Holders desire to amend and restate the Original Agreement to provide for the addition of new Holders to the Agreement;

WHEREAS, Section 5.8 of the Original Agreement provides that it may be amended by a written instrument executed by the Company and the Holders holding a majority of the shares of Transfer Stock then held by all of the Holders; and

WHEREAS, the Holders share this desire and desire to enter into this Agreement, pursuant to which each Holder provides the Company and the other Holders a right of first refusal on the purchase and sale of their Common Stock, subject to certain limitations and other terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Definitions.

1.1    “Affiliate” means, with respect to any specified Person, any other who directly or indirectly, controls, is controlled by or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2    “Common Stock” means shares of common stock of the Company, par value $0.01 per share.

1.3    “Company Notice” means written notice from the Company notifying the selling Holders that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Holder Transfer.

1.4    “Exercise Notice” means written notice from a Holder notifying the Company and the selling Holder that such Holder intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Holder Transfer.

1.5    “Holders” means the persons named on Schedule A hereto, each person to whom the rights of a Holder are assigned pursuant to Subsection 3.1, each person who hereafter becomes a signatory to this Agreement pursuant to Subsection 5.2, each person who hereafter becomes a signatory to this Agreement pursuant to Subsection 5.10 or 5.16 and any one of them, as the context may require.

1.6    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.7    “Proposed Holder Transfer” means any assignment, sale, offer to sell, disposition of or any other like transfer of any Transfer Stock (or any interest therein) proposed by any of the Holders.

1.8    “Proposed Transfer Notice” means written notice from a Holder setting forth the terms and conditions of a Proposed Holder Transfer.

1.9    “Prospective Transferee” means any person to whom a Holder proposes to make a Proposed Holder Transfer.

1.10    “Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Holder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.11    “Secondary Notice” means written notice from the Company notifying the Holders, including the selling Holder, that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Holder Transfer.

1.12    “Secondary Refusal Right” means the right, but not an obligation, of each Holder to purchase up to its pro rata portion (based upon the total number of shares of Common Stock then held by all Holders) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

1.13    “Transfer Stock” means shares of Common Stock owned by a Holder, or issued to a Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

1.14    “Undersubscription Notice” means written notice from a Holder notifying the Company and the selling Holder that such Holder intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

2.    Agreement Among the Company and the Holders.

2.1         Right of First Refusal.

(a)    Grant. Subject to the terms of Section 3 below, each Holder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Holder may propose to transfer in a Proposed Holder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b)    Notice. Each Holder proposing to make a Proposed Holder Transfer must deliver a Proposed Transfer Notice to the Company and each Holder not later than thirty (30) days prior to the consummation of such Proposed Holder Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Holder Transfer and the identity of the Prospective Transferee and the intended date of the Proposed Holder Transfer. To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the selling Holder within ten (10) days after delivery of the Proposed Transfer Notice. In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Holder with the Company that contains a preexisting right of first refusal, the Company and the Holder acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with Subsection 2.1(a) and this Subsection 2.1(b).

(c)    Grant of Secondary Refusal Right to Holders. Subject to the terms of Section 3 below, each Holder hereby unconditionally and irrevocably grants to the other Holders a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to Subsection 2.1(b), as provided in this Subsection 2.1(c). If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Holder Transfer, the Company must deliver a Secondary Notice to the selling Holder and to each Holder to that effect no later than ten (10) days after the selling Holder delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, a Holder must deliver an Exercise Notice to the selling Holder and the Company within ten (10) days after the Holder’s receipt of the Secondary Notice.

(d)    Undersubscription of Transfer Stock. If the Right of First Refusal and the Secondary Refusal Right have been exercised by the Company and the Holders with respect to some but not all of the Transfer Stock by the end of the ten (10)-day period specified in the last sentence of Subsection 2.1(c)) (the “Holder Notice Period”), then the Company shall, immediately after the expiration of the Holder Notice Period, send written notice (the “Company Undersubscription Notice”) to those Holders who fully exercised their Secondary Refusal Right within the Holder Notice Period (the “Exercising Holders”). Each Exercising Holder shall, subject to the provisions of this Subsection 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Holder must deliver an Undersubscription Notice to the selling Holder and the Company within ten (10) days after the expiration of the Holder Notice Period. In the event there are two or more such Exercising Holders that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Subsection 2.1(d) shall be allocated to such Exercising Holders pro rata based on the number of shares of Transfer Stock such Exercising Holders have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Holder has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Holders, the Company shall immediately notify all of the Exercising Holders and the selling Holder of that fact.

(e)    Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice. If the Company or any Holder cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Holder may pay the cash value equivalent thereof, as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company and the Holders shall take place, and all payments from the Company and the Holders shall have been delivered to the selling Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Holder Transfer and (ii) fifty (50) days after delivery of the Proposed Transfer Notice.

2.2    Effect of Failure to Comply.

(a)    Transfer Void; Equitable Relief. Any Proposed Holder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b)    Violation of First Refusal Right. If any Holder becomes obligated to sell any Transfer Stock to the Company or any Holder under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such Holder may, at its option, in addition to all other remedies it may have, send to such Holder the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Holder (or request that the Company effect such transfer in the name of an Holder) on the Company’s books any certificates, instruments, or book entry representing the Transfer Stock to be sold.

3.    Exempt Transfers.

3.1    Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Subsection 2.1 shall not apply: (a) in the case of a Holder that is an entity, upon a transfer by such Holder to its shareholders, members, partners or other equity holders, (b) to a repurchase of Transfer Stock from a Holder by the Company at a price no greater than that originally paid by such Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Company’s Board of Directors, (c) in the case of a Holder that is a natural person, upon a transfer of Transfer Stock by such Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other person approved by the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Holder or any such family members, (d) to a sale or transfer of less than 10,000 shares of Transfer Stock within thirty (30) days (unless such sale or transfer is part of a series of sales or transfers to a single purchaser), (e) to sales of Transfer Stock on a national securities exchange, (f) to the transfer of Transfer Stock as a result of foreclosure in a margin account or otherwise on such Transfer Stock, (g) to a gift or transfer of Transfer Stock to a 501(c)(3) or other charitable organization, or (h) to the sale or transfer of Transfer Stock at the direction of any regulatory agency with oversight of the Company or its Affiliates; provided that in the case of clause (a), (c) or (d), the Holder shall deliver prior written notice to the Holders of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Holder with respect to Proposed Holder Transfers of such Transfer Stock pursuant to Section 2; and provided, further, in the case of any transfer pursuant to clause (a) or (c) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

3.2    Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Public Offering”).

3.3    Prohibited Transferees. Notwithstanding the foregoing, no Holder shall transfer any Transfer Stock to (a) any entity which, in the determination of the Company’s Board of Directors, directly or indirectly competes with the Company or (b) any customer, distributor or supplier of the Company, if the Company’s Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

4.    Legend. Each certificate, instrument or book entry representing shares of Transfer Stock held by the Holders or issued to any permitted transferee in connection with a transfer permitted by Subsection 3.1 hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL BY AND AMONG THE SHAREHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares notated with the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5.    Miscellaneous.

5.1    Term. This Agreement shall remain in full force and effect until the earlier to occur of:  (a) more than 50% of the Holders hereof (based on ownership percentage at the time thereof) agree in writing to terminate this Agreement or (b) the Company is no longer considered a “controlled company” under the rules of the national securities exchange and/or market on which any of the Company’s equity securities then trade.

5.2    Joinder for New Holders. The Company may determine, in its sole discretion, to offer certain shareholders of the Company the opportunity to become party to this Agreement (the “Proposed Holder”). The acceptance of such offer by the Proposed Holder shall not be effective and the shares of Transfer Stock held by such Proposed Holder shall not become subject to this Agreement unless and until the Company has received a Joinder Agreement in the form attached hereto as Exhibit A signed by the Proposed Holder (and his or her spouse, if any). If the Proposed Transferee is an entity, the Joinder Agreement must be signed by the person(s) who have legal authority to bind the entity, but the Company will not require a Joinder Agreement from any person who has previously signed this Agreement or a Joinder Agreement. After a Proposed Holder of a Permitted Transfer has signed a Joinder Agreement, the transferee will thereafter be considered a “Holder” under this Agreement and, as a result, will be bound by the terms of this Agreement. If a Joinder Agreement is not signed by the Proposed Holder and delivered to the Company, the offer to that Proposed Holder is void and the Company will not recognize the Proposed Holder as a Holder for purpose of this Agreement.

5.3    Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Common Stock occurring after the date of this Agreement.

5.4    Ownership. Each Holder represents and warrants that such Holder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder). Once a Holder no longer owns

5.5    Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Dallas Texas, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Texas Civil Practice Law and Rules, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Northern District of Texas or any court of the State of Dallas, sitting in Dallas County, having subject matter jurisdiction.

5.6    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A B hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.5. If notice is given to the Company, a copy shall also be sent to Hunton Andrews Kurth LLP, Fountain Place 1445 Ross Avenue, Suite 3700, Dallas, Texas 75202-2755, Attn: Beth A. Whitaker.

5.7    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

5.8    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.9    Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 5.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company and (b) the Holders holding a majority of the shares of Transfer Stock then held by all of the Holders. Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Holder without the written consent of such Holder unless such amendment, modification, termination or waiver applies to all Holders, respectively, in the same fashion, and (ii) the consent of the Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not apply to the Holders, and (iii) Schedule A hereto may be amended by the Company from time to time to (x) add information regarding additional Holders without the consent of the other parties hereto or (y) remove Holders that have provided the Company with their consent to do so. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

5.10    Assignment of Rights.

(a)    The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)    Any successor or permitted assignee of any Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Holders, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c)    The rights of the Holders hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except by a Holder to any Affiliate, it being acknowledged and agreed that any such assignment shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Holders of a counterpart signature page hereto pursuant to which such assignee shall confirm its agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d)    Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

5.11    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.12    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

5.13    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.14    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.15    Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Holder shall be entitled to specific performance of the agreements and obligations of the Company and the Holders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

5.16    Consent of Spouse. If any Holder is married on the date of this Agreement, such Holder’s spouse shall execute and deliver to the Company a Consent of Spouse in the form of Exhibit B hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Holder’s shares of Transfer Stock that do not otherwise exist by operation of law or the agreement of the parties. If any Holder should marry or remarry subsequent to the date of this Agreement, such Holder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Right of First Refusal as of the date first written above.

COMPANY:

TECTONIC FINANCIAL, INC.

By:   /s/ Ken Bramlage

Name:  Ken Bramlage

Title:    Executive Vice President and Chief Financial Officer

HOLDERS:

THE SHERMAN 2018 IRREVOCABLE TRUST

By:          /s/ A. Haag Sherman

Name: A. Haag Sherman, Trustee

SHERMAN TECTONIC FLP LP

By:          /s/ A. Haag Sherman

Name: A. Haag Sherman, CEO of the general partner of Sherman Tectonic FLP LP

By:          /s/ A. Haag Sherman

Name: IRA fbo Arthur Haag Sherman Pershing LLC as Custodian Rollover Account

By:          /s/ George L. Ball

Name: George L. Ball

By:          /s/ Darrell W. Cain

Name: Darrell W. Cain

By:         /s/ Darrell W. Cain

Name: IRA fbo Darrell W. Cain Pershing LLC as Custodian Rollover Account

By:          /s/ Steven B. Clapp

Name: Steven B. Clapp

By:          /s/ Jennifer Clapp

Name: IRA fbo Jennifer Clapp Pershing LLC as Custodian Rollover Account

By:          /s/ Steven B. Clapp

Name: IRA fbo Steven Bradley Clapp Pershing LLC as Custodian Rollover Account

By:          /s/ Thomas R. Sanders

Name: Thomas R. Sanders

By:          /s/ Daniel C. Wicker

Name: Daniel C. Wicker

By:          /s/ Steven L. Cain

Name: Steven L. Cain

By:          /s/ Steven L. Cain

Name: IRA fbo Steven L. Cain Pershing LLC as Custodian Rollover Account

By:          /s/ Judson S. Crawford

Name: Judson S. Crawford

By:          /s/ Judson S. Crawford

Name: IRA fbo Judson S. Crawford Pershing LLC as Custodian Rollover Account

By:          /s/ Brian R. Bortz

Name: Brian R. Bortz

By:          /s/ Brian R. Bortz

Name: IRA fbo Brian R. Bortz Pershing LLC as Custodian Rollover Account

By:          /s/ Timothy B. Greaves

Name: Timothy B. Greaves

By:          /s/ Toni D. Lee

Name: Toni D. Lee

DON A. SANDERS CHILDREN’S TRUST DTD 2003

By:          /s/ Don Weir

Name: Don Weir, Trustee

By:          /s/ Don Weir

Name: Don Weir

By:          /s/ Julie Ellen Weir

Name: Julie Ellen Weir

By:          /s/ Ben T. Morris

Name: Ben T. Morris

By:          /s/ Erick G. R. Kuebler

Name: IRA fbo Erick G.R. Kuebler Pershing LLC as Custodian Rollover Account

By:          /s/ Erick G. R. Kuebler

Name: Erick G. R. Kuebler

By:          /s/ Wendi M. Kuebler

Name:         Wendi M. Kuebler

By:          /s/ Christopher K. Pittman

Name: Christopher K. Pittman

By:          /s/ Christopher K. Pittman

Name: IRA fbo Christopher K. Pittman Pershing LLC as Custodian Rollover Account

By:          /s/ Michelle Baird

Name: Michelle Baird

By:          /s/ Charles Loretto

Name: Charles Loretto

By:          /s/ Charles Loretto

Name: SEP fbo Charles Loretto Pershing LLC as Custodian Rollover Account

By:          /s/ Hunter Satterfield

Name:         Hunter Satterfield

By:          /s/ Patrick Howard

Name:         Patrick Howard

THE BOLT FAMILY IRREVOCABLE TRUST

By:          /s/ Tracy A. Bolt

Name: Tracy A. Bolt, Trustee

IF HOLDINGS, LLC

By:          /s/ Randall W. Woods

Name: Randall W. Woods, Sole Member

SCHEDULE A

Holder	Relationship	Shares of Transfer Stock
IRA fbo Arthur Haag Sherman Pershing LLC as Custodian Rollover Account	Executive CEO of the Issuer	12,000
Sherman Tectonic FLP LP	Executive CEO of the Issuer	370,000
The Sherman 2018 Irrevocable Trust	Executive CEO of the Issuer	1,739,000
George L. Ball	Executive Co-Chairman of the Issuer	208,457
Darrell W. Cain	Partner at Cain Watters	205,100
IRA fbo Darrell W. Cain Pershing LLC as Custodian Rollover Account	Partner at Cain Watters	10,000
Steven B. Clapp	Partner at Cain Watters	205,100
IRA fbo Jennifer Clapp Pershing LLC as Custodian Rollover Account	Spouse of Partner at Cain Watters	5,000
IRA fbo Steven Bradley Clapp Pershing LLC as Custodian Rollover Account	Partner at Cain Watters	5,000
Thomas R. Sanders	Partner at Cain Watters	215,100
Daniel C. Wicker	Partner at Cain Watters	215,100
Steven L. Cain	Partner at Cain Watters	195,100
IRA fbo Steven L. Cain Pershing LLC as Custodian Rollover Account	Partner at Cain Watters	20,000
Judson S. Crawford	Partner at Cain Watters	208,108
IRA fbo Judson S. Crawford Pershing LLC as Custodian Rollover Account	Partner at Cain Watters	6,992
Brian R. Bortz	Partner at Cain Watters	205,100
IRA fbo Brian R. Bortz Pershing LLC as Custodian Rollover Account	Partner at Cain Watters	10,000
Timothy B. Greaves	Partner at Cain Watters	215,100
Toni D. Lee	Partner at Cain Watters	215,100
Don A. Sanders Children’s Trust dtd 2003	To invest the assets of the Sanders Trust for the benefit of its beneficiaries	109,714
Don Weir & Julie Ellen Weir Jt Ten	Employee & Spouse of Subsidiary of the Company	43,886
Christopher K. Pittman	Employee of Subsidiary of the Company	47,652
IRA fbo Christopher K. Pittman Pershing LLC as Custodian Rollover Account	Employee of Subsidiary of the Company	12,857
Ben T. Morris	Employee of Subsidiary of the Company	54,858
IRA fbo Erick G.R. Kuebler Pershing LLC as Custodian Rollover Account	Employee of Subsidiary of the Company	12,857
Erick G. R. Kuebler Wendi M. Kuebler Jt Ten	Employee & Spouse of Subsidiary of the Company	52,972
Michelle Baird	Employee of Subsidiary of the Company	23,471
SEP fbo Charles Loretto Pershing LLC as Custodian Rollover Account	Partner at Cain Watters	8,000
Charles Loretto	Partner at Cain Watters	85,775
Hunter Satterfield	Partner at Cain Watters	53,775
Patrick Howard	President and Chief Operating Officer of the Issuer	100,500
The Bolt Family Irrevocable Trust	To invest the assets of the Bolt Trust for the benefit of its beneficiaries	338,126
IF Holdings, LLC	To manage and invest the assets of IF Holdings for the benefit of its members	123,030

EXHIBIT A

JOINDER AGREEMENT

The undersigned hereby joins and consents to be a party to that certain Amended and Restated Right of First Refusal, dated as of February __, 2022 (the “Agreement”), as it may be amended from time to time, by and among Tectonic Financial, Inc. (the “Company”) and each of the persons made party to the Agreement, as a signatory, through joinder or otherwise. The undersigned hereby acknowledges receipt of a complete copy of the Agreement.

In connection therewith, the undersigned agrees to be treated as a “Holder” for all purposes of the Agreement and to be subject to and bound by all the terms and obligations of the Agreement that are applicable to a Holder. The undersigned further agrees that all shares of common stock of the Company, or interest therein, owned by the undersigned will be treated as “Transfer Stock” for all purposes of the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of ________, 20___.

Date:	HOLDER:
Number of Shares
of Common Stock:	For Individuals:

Signature
Print Name:

For Trusts or other Entities:

Name of Trust or Other Entity

Signature of Trustee or
Authorized Representative

If married, the Spousal Consent on the next page must be completed.

EXHIBIT B

CONSENT OF SPOUSE

SPOUSAL CONSENT

I,                                                          , spouse of                                                         , have read the Agreement referenced above. By signing below, I hereby consent and agree to the terms of that Agreement insofar as my consent and agreement is necessary under applicable marital property laws or otherwise in order to make the Agreement binding and effective as it relates to my spouse, and I agree that all of my interest, if any, in the Transfer Stock is bound by the Agreement.

Signature

Print Name: